AMENDMENT TO LICENSE AGREEMENT

BETWEEN

MOTOROLA, INC. AND FORWARD INDUSTRIES, INC.

This Amendment (“Amendment”) dated December 18, 2008 (“Effective Date”) amends the License Agreement with an Effective Date of January 1, 2008, by and between Motorola, Inc., a Delaware corporation having a principal place of business at 1303 East Algonquin Road, Schaumburg, Illinois 60196 (“Motorola” or “Licensor”), and Forward Industries, Inc., a New York corporation having its principal office at 1801 Green Road, Pompano Beach, Florida 33064 (“Licensee”).

WHEREAS, Section 34.1 of the Agreement provides that it may not be changed or modified in any manner except by an instrument in writing signed by the parties; and

WHEREAS, the parties desire to so amend the Agreement as herein provided; and

WHEREAS, except as specifically stated in this Amendment, nothing herein shall in any way alter, waive, annul, vary or affect any terms, conditions or provisions of the Agreement, including any Exhibits thereto, and all of the terms, conditions and provisions of the Agreement shall remain in full force and effect.  Any capitalized terms or expressions used in this Amendment shall have the meaning given in the Agreement unless otherwise expressly stated herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.   In exchange for Licensee accepting Motorola’s payment to Licensee of the sum of two hundred and fifty thousand dollars ($250,000.00), on or before January 31, 2009, in full, final and complete settlement of any and all claims, causes of action or other liabilities of Motorola to Licensee existing as of the Effective Date hereof (other than for those products showing demand per the Schedule Sharing report for the time beginning the week of October 15, 2008  (8 weeks ago) and forward from that date or at the Motorola HUBs), with regard to the attached invoices sent by Licensee to Motorola in the amount of approximately one million four hundred thousand dollars ($1,400,000.00), Exhibit A to the License Agreement shall be amended to provide that, as of the Effective Date of this Amendment:

      A.   The Royalty (for each product) shall be reduced from 15% of Net Sales to 7% of Net Sales; and

      B.   The Minimum Royalty revenue for Q3 2008 through March 31, 2009 is zero.

2.   The above-described reduction of the Royalty rate is a one-time adjustment and is not intended to be used as a precedent for future agreements between the parties.

3.   This Amendment supersedes all prior agreements, oral or written, related to the subject matter hereof and may not be modified except as agreed to in writing by the parties as a duly executed modification to the Agreement.

IN WITNESS WHEREOF, each party hereto has, through its duly authorized officials, executed this Amendment as of the date and year written above.

Motorola, Inc.	Forward Industries, Inc.

By: /s/ Philip Gilchrist	By: /s/ James McKenna
Name: Philip Gilchrist	Name: James McKenna
Title: Vice-President Global Product Development	Title: Chief Financial Officer
Date: December 22, 2008